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                                                                    EXHIBIT 99.5

                  FORM OF LETTER FROM BROKERS OR OTHER NOMINEES
                              TO BENEFICIAL OWNERS

                            __________________, 2001

To Our Clients:

      Enclosed for your consideration are the prospectus dated August __, 2001 (the "Prospectus"), and the "Instructions as to Use of Gunther International, Ltd. Subscription Certificates" relating to the offer by Gunther International, Ltd. (the "Company") of shares of the Company's common stock (the "Common Stock"), at a subscription price of $.50 per share, in cash, pursuant to non-transferable subscription rights (the "Rights") initially distributed to holders of record ("Record Owners") of shares of Common Stock as of the close of business on August __, 2001 (the "Record Date").

      As described in the Prospectus, you will receive 3.728 non-transferable rights for each one share of Common Stock carried by us in your account as of the Record Date. You will not receive fractional Subscription Rights, but the Company will round your number of Subscription Rights up to the nearest whole number. You are entitled to subscribe for one (1) share of the Common Stock for every whole Right granted to you (the "Basic Subscription Privilege") at a subscription price of $.50 per share (the "Subscription Price"). You will also have the privilege (the "Over-Subscription Privilege"), subject to proration, to subscribe for shares of the Common Stock available after satisfaction of all subscriptions pursuant to the Basic Subscription Privilege ("Excess Shares"), at the Subscription Price. If there are insufficient Excess Shares to satisfy all exercised Over-Subscription Privileges, Excess Shares will be allocated pro rata among all the holders of the Rights exercising Over-Subscription Privileges, based on the ratio that the number of available shares bears to the total number of shares which all Record Owners exercising Over-Subscription Privileges seek to purchase. Priority for the subscription of shares pursuant to Over-Subscription Privileges will be given first to those stockholders who fully subscribe for shares pursuant to his or her respective Basic Subscription Privilege. Your election to exercise the Over-Subscription Privilege must be made at the time you exercise the Basic Subscription Privilege.

      The materials enclosed are being forward to you as the beneficial owner of the shares of Common Stock carried by us in your account but not registered in your name. Exercises and sales of the Rights may be made by only us as the record owner and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus and "Instructions as to Use of Gunther Subscription Certificates." However, we urge you to read these documents carefully before instructing us to exercise the Rights.

      Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the offering described in the Prospectus. The offering will expire at 5:00 p.m., New York City time, on September
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__, 2001 unless the offering is extended by the Company. Once you have exercised a Right, such exercise may not be revoked.

      If you wish to have us, on your behalf, exercise the Rights for any shares of the Common Stock to which you are entitled, please do instruct us by completing, executing and returning to us, and not the Subscription Agent, the instruction form on the reverse side of this letter along with proper payment for the number of shares for which you are subscribing at the Subscription Price. If we do not receive complete written instructions, we will not exercise your rights, and your rights will expire without value.

      Any questions or requests for assistance concerning the offering should be directed to the Company's Subscription Agent, American Stock Transfer & Trust Company Attn: __________ (800) _____ _______.



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